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----------------                              U.S. SECURITIES AND EXCHANGED COMMISSION                  ----------------------------
 F  O  R  M   3                                        Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           |OMB Number       3235-0104|
                                                                                                        |Expires: September 30,1998|
                                                                                                        |Estimated avg. burden     |
                                                                                                        |hours per response.....0.5|
                             Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,   ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Date of Event Requiring |4.Issuer Name and Ticker or        |6.If Amendment, Date of   |
|                                        |  Statement               |  Trading Symbol                   |  Original                |
|                                        |  (Month/Day/Year)        |                                   |  (Month/Day/Year)        |
|  GOAD             ROBERT         T.    |                          |  NTL Incorporated (Nasdaq: NTLI)  |                          |
|----------------------------------------|        3/16/99           |--------------------------------------------------------------|
| (Last)            (First)        (MI)  |                          |5.Relationship of Reporting Person |7.Individual or Joint/    |
|                                        |--------------------------|  to Issuer                        |  Group Filing            |
|                                        |3.IRS or Social Security  |  (Check all Applicable)           |  (Check Applicable Line) |
|  110 EAST 59TH STREET, 26TH FLOOR      |  Number of Reporting     | _X_ Director                      |                          |
|----------------------------------------|  Person (Voluntary)      | ___ Officer (give title below)    | _X_ Form filed by One    |
|               (Street)                 |                          | ___ 10% Owner                     |     Reporting Person     |
|                                        |                          | ___ Other (specify below)         | ___ Form filed by More   |
|                                        |                          |                                   |     than One Reporting   |
|  NEW YORK       NY              10022  |                          |                                   |     Person               |
|----------------------------------------------------------------------------------------------------------------------------------|
| (City)         (State)         (Zip)   |                                                                                         |
|                                        |               TABLE I - Non-Derivative Securities Beneficially Owned                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security                         |2.Amount of Securities  |3.Ownership Form:       |4.Nature of Indirect Beneficial    |
|  (Instr. 4)                                |  Beneficially Owned    |  Direct (D) or         |  Ownership                        |
|                                            |  (Instr. 4)            |  Indirect (I)          |  (Instr. 5)                       |
|                                            |                        |  (Instr. 5)            |                                   |
|                                            |                        |                        |                                   |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                            |                        |                        |                                   |
|  COMMON STOCK                              |          20,959        |        (D)             |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|  COMMON STOCK                              |         470,381 (1)    |        (D)             |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|  COMMON STOCK                              |            * (2)       |       * (2)            |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                          SEC 1473 (7-96)
*If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).

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FORM 3 (continued)

          TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of Derivative   |2.Date Exer-      |3.Title and Amount of Securities  |4.Conver-   |5.Ownership   |6.Nature of Indirect   |
|  Security              |  cisable and     |  Underlying Derivative Security  |  sion or   |  Form of     |  Beneficial           |
|  (Instr. 4)            |  Expiration      |  (Instr. 4)                      |  Exercise  |  Derivative  |  Ownership            |
|                        |  Date            |                                  |  Price of  |  Security:   |  (Instr. 5)           |
|                        |  (Month/Day/     |                                  |  Deriva-   |  Direct (D)  |                       |
|                        |  Year)           |                                  |  tive      |  or          |                       |
|                        |------------------|----------------------------------|  Security  |  Indirect    |                       |
|                        | Date    | Expi-  |                    |  Amount or  |            |  (I)         |                       |
|                        | Exer-   | ration |      Title         |   Number    |            |  (Instr. 5)  |                       |
|                        | cisable | Date   |                    |  of Shares  |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1)  Shares held by Mr. Goad's wholly-owned investment company, Columbia Management, Inc.
(2)  Columbia Management, Inc., an Indiana corporation of which Mr. Goad is the sole shareholder, is a limited partner in European
     Cable Capital Partners, L.P., a Delaware limited partnership ("ECCP").  Columbia Management, Inc. owns or has options to acquire, in each case as a limited partner, an aggregate of 206,086 Units of partnership interest in ECCP ("ECCP Units"), which contstitute 9.20% of all ECCP Units on a fully-diluted basis.  ECCP owns 8,413,168 shares of NTL Incorporated ("NTL").
     Neither Mr. Goad nor Columbia Management, Inc. has a right to control or direct ECCP or the disposition of shares of NTL which it owns, and they therefore disclaim any beneficial ownership of the shares of NTL owned by ECCP.


**Intentional misstatements or omissions of facts constitute Federal              /s/ Robert T. Goad                     03/16/1999
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1473 (7-96)

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

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